Exhibit 99.1

Crown Electrokinetics Regains Compliance with Nasdaq Listing Requirements

LOS ANGELES, September 05, 2023 (GLOBE NEWSWIRE) -- Crown Electrokinetics Corp. (NASDAQ: CRKN) (“Crown” or the “Company”), a leading smart glass technology company and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks, today announced that on September 1, 2023, the Company was notified by The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

Doug Croxall, Crown CEO and Chairman stated, “We are pleased to have regained compliance with Nasdaq’s listing rules. Now that we have regained compliance and cleaned up our balance sheet by eliminating nearly all of our debt, we can continue our focus on building both our electrokinetic film division and our fiber optics construction division. I look forward to hosting our investor conference call on September 18th.”

The Company was also notified that, in accordance with Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a “Panel Monitor” through September 1, 2024. If, within that one-year monitoring period, the Company falls out of compliance with the minimum equity requirement for continued listing on the Capital Market, and notwithstanding Nasdaq Listing Rule 5810(c)(2), the Company will not be permitted to provide the Listing Qualifications Department (the “Staff”) with a compliance plan and the Staff will not be permitted to grant additional time to the Company to regain compliance. Instead, the Staff will issue a delist letter and the Company will have an opportunity to request a new hearing before the Panel, which request will stay any delisting action by the Staff.

About Crown Electrokinetics

Crown is a smart glass technology company and the creator of our Smart Window Insert and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks.

Safe Harbor Statement:

Statements in this news release may be “forward-looking statements”. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Crown Electrokinetic Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Crown Electrokinetics

IR Email: info@crownek.com

Source: Crown Electrokinetics: www.crownek.com